                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Furr's/Bishop's, Incorporated
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                          Furr's/Bishop's, Incorporated
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                           FURR'S/BISHOP'S, INCORPORATED
                        3001 East President George Bush Hwy.
                                     Suite 200
                                Richardson, TX 75082

                                  ---------------

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  ---------------
                                         ON

                               THURSDAY, MAY 20, 1999

Notice is hereby given that the 1999 Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated (the "Company") will be held at 10:00 a.m. local time on Thursday, May 20, 1999 in the Company Support Center at 3001 East President George Bush Hwy, Suite 200, Richardson, Texas for the following purposes:

     1.   To elect ten directors to serve one-year terms;

     2. To approve a proposal to increase the number of shares issuable under the Company's 1995 Stock Option Plan by 1,200,000 shares (before the proposed reverse split of the Company's Common Stock);

     3. To amend the Company's Certificate of Incorporation to provide for a one-for-ten reverse stock split of the Company's Common Stock, provided that the Board will retain discretion as to when or whether the amendment is filed;

     4. To amend the Company's Certificate of Incorporation to increase the number of authorized shares from 65 million to 150 million (15 million after the proposed reverse stock split of the Company's Common Stock), provided that the Board will retain discretion as to when or whether the amendment is filed;

     5. To transact such other business as may properly be brought before the meeting and any and all adjournments thereof.


The holders of record of the Company's Common Stock at the close of business on April 19, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Stockholders who are unable to attend the Annual Meeting in person are requested to complete and date the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                              By Order of the Board of Directors


                              Suzanne Hopgood
                              Chairman of the Board

                           FURR'S/BISHOP'S, INCORPORATED
                        3001 EAST PRESIDENT GEORGE BUSH HWY.
                                     SUITE 200
                                RICHARDSON, TX 75082
                                  _______________

                                  PROXY STATEMENT
                                  _______________

                                        FOR

                           ANNUAL MEETING OF STOCKHOLDERS

                               THURSDAY, MAY 20, 1999


                              SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Furr's/Bishop's, Incorporated, a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders to be held at 10:00 a.m. local time on Thursday, May 20, 1999 in the Company Support Center at 3001 East President George Bush Hwy, Suite 200, Richardson, Texas and at any adjournment or postponement thereof (the "Annual Meeting"). Only holders of record of the Company's Common Stock, par value $.01 per share (the "Common Stock"), at the close of business on April 19, 1999 (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting with respect to all proposals set forth on the attached Notice of Annual Meeting of Stockholders. The Board of Directors is not currently aware of any other matters which will come before the Annual Meeting. This Proxy Statement and the accompanying proxy card are being mailed to the Company's stockholders on or about April 20, 1999.

Shares of Common Stock represented by properly executed proxy cards received by the Company at or prior to the Annual Meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares of Common Stock so represented FOR the election of the nominees for director named in this Proxy Statement, FOR the proposal to increase the number of shares issuable under the Company's 1995 Stock Option Plan by 1,200,000 shares (before the proposed reverse stock split of the Company's Common Stock), FOR the proposal to amend the Company's Certificate of Incorporation to effect a one-for-ten reverse stock split of the Company's Common Stock and FOR the proposal to amend the Company's Certificate of Incorporation to increase the number of shares authorized for issuance by the Company from 65 million to 150 million (15 million after the proposed reverse stock split of the Company's Common Stock). As to any other business which may properly come before the Annual Meeting, the persons named on the proxy card will vote according to their best judgement.

Any holder of Common Stock has the power to revoke his or her proxy at any time before it is voted at the Annual Meeting by delivering a written notice of revocation to the Secretary of the Company, by a duly executed proxy bearing a later date or by voting by ballot at the Annual Meeting.

The cost of preparing, assembling and mailing this Proxy Statement and Notice of Annual Meeting of Stockholders will be paid by the Company. Additional solicitation of holders of Common Stock by mail, telephone, telegraph, or by personal solicitation may be done by directors, officers and regular employees of the Company, for which they will receive no additional compensation. Brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of the Company's Common Stock as of the Record Date will be requested to forward proxy soliciting material to the beneficial owners of such shares and will be reimbursed by the Company for their reasonable expenses.


                       VOTING SECURITIES AND PRINCIPAL HOLDERS

The Company has one class of voting common equity securities, the Common Stock, which carries one vote per share. At the Record Date there were issued and outstanding 48,675,168 shares of Common Stock held of record and beneficially by approximately 6,500 holders. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast by the outstanding shares of Common Stock shall constitute a quorum for matters to be voted on.

Approval of the proposal to increase the number of shares issuable under the Company's 1995 Stock Option Plan will require a majority of votes cast.
Approval of the amendments to the Company's Certificate of Incorporation to effect the reverse stock split and increase the number of authorized shares will require a majority of shares outstanding. The Company's directors will be elected by plurality of the votes cast. Under applicable Delaware law, abstentions and broker non-votes are treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business. Abstentions and broker non-votes are tabulated separately, with abstentions counted in tabulations of the votes cast on a proposal for purposes of determining whether a proposal has been approved while broker non-votes relating to a proposal are not counted as a vote cast with respect to that proposal.

Under Delaware law, stockholders are not entitled to dissenters' rights of appraisal with respect to any of the proposals.

PRINCIPAL STOCKHOLDERS

To the best knowledge of management of the Company, no person owned beneficially, as of March 31, 1999, more than 5 percent of the outstanding shares of the Company's Common Stock, except as follows:


                                                  Amount & Nature of        Percent of
       Name & Address of Beneficial Owner        Beneficial Ownership   Total Common Stock
       ----------------------------------        --------------------   ------------------
 Grace Brothers/Rock Finance Group (1) (2)            11,739,542               24.1%

 Teachers Insurance and Annuity Association of         8,607,637               17.7%
 America
      730 Third Avenue
      New York, NY  10011

 EQ Asset Trust 1993                                   8,499,857 (3)           17.5%
      1345 Avenue of the Americas
      New York, NY  10105

 John Hancock Mutual Life Insurance Company            5,477,994               11.3%
      P.O. Box 111
      Boston, MA  02117

 The Mutual Life Insurance Company of New York         4,105,339                8.4%
      1740 Broadway
      New York, NY  10019

 Principal Mutual Holding  Company                     3,286,701                6.8%
 Principal Life Insurance Co.(4)
      711 High Street
      Des Moines, IA  50392

---------------------
(1) This information is based on a Schedule 13D filed jointly by Grace Brothers, Ltd ("Grace"), Rock Finance, L.P. ("Rock"), Bradford T. Whitmore, Spurgeon Corporation and Bun Partners on February 24, 1999. Grace presently holds a total of 9,350,082 shares of the Common Stock, which represent approximately 19.2 percent of the Common Stock outstanding. Rock presently holds a total of 2,389,460 shares of the Common Stock, which represent approximately 4.9 percent of the Common Stock outstanding. Bradford T. Whitmore, Spurgeon Corporation and Bun Partners are general partners of Grace and Rock and therefore may be deemed to be beneficial owners of the shares held by the partnerships. Grace has the sole power to vote and dispose of the Common Stock which it beneficially owns and Rock has the sole power to vote and dispose of the Common Stock which it beneficially owns.

(2) The mailing address for Grace Brothers, Ltd., Rock Finance, L.P., Bun Partners, Inc. and Bradford T. Whitmore, is 1560 Sherman Ave. Suite 900, Evanston, IL 60201. The mailing address for Spurgeon Corporation is 290 South County Farm Rd., Third Floor, Wheaton, IL 60187. This information is based on the Schedules 13D and 13G filed by these persons at various times during 1999 and 1998.

(3) These shares of the Common Stock (the "Equitable Shares") are held of record by EQ Asset Trust 1993, a Delaware business trust (the "Trust"). The Equitable Companies Incorporated ("Equitable") is the beneficiary and owner of the Trust. The Trust is managed by Alliance Capital Management, L.P. ("Alliance") pursuant to a Collateral Management Agreement. A wholly-owned subsidiary of Equitable is the general partner of Alliance; through wholly-owned subsidiaries, Equitable owns a majority of the equity interest in Alliance. The Equitable Shares and such Collateral Management Agreement have been pledged to The Chase Manhattan Bank, N.A., as trustee for the benefit and security of holders of certain notes of the Trust. AXA beneficially owns approximately 60.7 percent of Equitable's outstanding common stock as well as certain convertible preferred stock of Equitable. AXA is indirectly controlled by the Mutuelles AXA (five French mutual insurance companies, acting as a group). AXA and the Mutuelles AXA and certain of their affiliates disclaim beneficial ownership of the Equitable Shares.

(4) Based on information contained in their Schedule 13G filed February 22, 1999, Principal Mutual Holding Company and Principal Life Insurance Co. share voting power over these shares.

                  ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

                          PROPOSAL 1 - ELECTION OF DIRECTORS

The By-laws of the Company provide that directors are elected for one-year terms. At each annual meeting, directors who are elected by the holders of Common Stock succeed the directors whose terms expire at that meeting and hold office until the next annual meeting and until their successors are duly elected and qualified.

The Nominees for Election at the 1999 Annual Meeting are: Jacob C. Baum, Ben Evans, Margaret B. Hampton, Suzanne Hopgood, Damien W. Kovary, William J. Nightingale, Gilbert C. Osnos, Max Pine, Phillip Ratner and Barry W. Ridings, all of whom currently serve as members of the Board of Directors. The By-laws of the Company provide that directors are elected by a plurality of the votes cast at the Annual Meeting; therefore, the ten director nominees receiving the most votes will be elected. Unless otherwise specified, the enclosed proxy will be voted in favor of each of the Nominees named above. All nominees for election have consented to be named and have indicated their intent to serve if elected. Although the Board of Directors anticipates that all of the nominees will be available to serve as directors of the Company, should any one or more of them be unwilling or unable to serve, the Board of Directors may, but is not required, to designate a substitute nominee or nominees, in which event the proxies will be voted FOR the election of the substitute nominee or nominees

The nominees for election as directors are:

     JACOB C. BAUM, 42, served as President, Chief Executive Officer and principal stockholder of Canyon Cafes, Inc. since its formation in 1989 until its acquisition by Apple South, Inc., a publicly held company, in July 1997. Mr. Baum continued to serve as President of the Canyon Cafes division of Apple South, Inc. until he joined Engles, Urso, Follmer Capital Corporation, a leveraged buy-out firm, as a principal in May 1998. At various times, Mr. Baum has also been the owner/President of Sam's Cafe, Hampton's Market, Newport's and Nickel City Grill. Mr. Baum has been a director of the Company since May 1998.

     BEN EVANS, 69, has served as a consultant to Ernst & Young LLP since 1989 in its corporate financial service group. Prior to becoming a consultant with Ernst & Young LLP, Mr. Evans was a partner with Ernst & Young LLP from 1968 to 1989 and worked with many diverse industries, including a heavy concentration in retail. Mr. Evans is a CPA. Mr. Evans has served on the board of directors of Revco D.S., Inc., Jamesway Corporation, Kash 'n Karry Food Stores, Inc. and Megafoods Stores, Inc. Mr. Evans has been a director of the Company since May 1998.

     MARGARET B. HAMPTON, 40, joined Grace Brothers, Ltd., an investment management firm, in March 1997. Prior to joining Grace Brothers, Ltd., Ms. Hampton was Managing Director of the Distressed Investments Unit of First Chicago Capital Corporation. Before joining First Chicago in 1991, Ms. Hampton was a vice president with Bear Stearns & Co., Inc. in the Financial Restructuring Group, where she advised debtors and creditors of distressed companies in a variety of industries including retailing, oil and gas, health care and real estate. Ms. Hampton has served as a director of the Company since February 1999.

     SUZANNE HOPGOOD, 50, has served as President of the Hopgood Group since founding the company in 1985. The Hopgood Group provides consulting and interim management services to the hospitality and real estate industries. Prior to founding the Hopgood Group, she served as Second Vice President at Aetna Realty Investors where she oversaw one-third of the corporation's multi-billion dollar real estate equity portfolio. She served as the Company's acting CEO from June 1998 through October 1998. Ms. Hopgood also serves on the executive committee of the Real Estate Finance Association, is a member of the International Society of Hotel Consultants and the Urban Land Institute and is a director emerita of the Connecticut Business & Industry Association. Ms. Hopgood has served as a director since 1996 and as Chairman of the Company's Board of Directors since May 1998.

     DAMIEN W. KOVARY, 42, has served as a managing director of Heico Acquisitions, a subsidiary of Heico Companies, LLC, since 1997. Prior to joining Heico Acquisitions, Mr. Kovary was the managing director of the Special Loan Unit at Teachers Insurance and Annuity Association of America ("Teachers") from 1986 to 1997. Before joining Teachers, Mr. Kovary was a vice president in the Workout Department at Marine Midland Bank from 1982 to 1986. While at Marine Midland Bank, Mr. Kovary also served as President of MarMid Energy Corp. and TOMAR Energy Corp. Mr. Kovary has been a director of the Company since May 1998.

     WILLIAM J. NIGHTINGALE, 69, is currently a senior advisor of Nightingale & Associates, LLC. He founded the company in 1975 and served as CEO and Chairman until 1995. Nightingale & Associates provides general management consulting to clients who sell consumer and industrial products, natural resources and financial and business services. Prior to founding Nightingale & Associates, LLC, he served as President and Chief Executive Officer of the Bali Company, Inc., a manufacturer of women's apparel. Mr. Nightingale is a director of Kasper A.S.L., Ltd., Rings End Inc. and is a trustee of Churchill Tax-Free Bond Fund and Churchill Cash Reserves Fund. Mr. Nightingale has served on the Board of Directors of the Company since May 1998.

     GILBERT C. OSNOS, 69, has been President of Gilbert C. Osnos & Co., Inc. since 1981, and a partner in Grisanti Galef & Osnos Associates since 1981. He has served as interim president, CEO and COO to a large array of companies in manufacturing, distribution, retailing and service industries. Mr. Osnos was a director of the Turnaround Management Association from 1988 to 1993 and Chairman from 1990 to 1991; he was a director of Trivest Financial Services Corporation and Reprise Capital from 1989 to 1991. Mr. Osnos serves on the board of directors of Mrs. Fields Original Cookie Company, Inc. and Dunham's Athleisure Corporation, as well as on the Advisory Committee of Business Executives for National Security in the New York Chapter. Mr. Osnos has served on the Board of Directors of the Company since 1996.

     MAX PINE, 64, joined Patricof & Co. Capital, an investment banking firm in March 1994. In November 1998, Patricof & Co. Capital was merged into The Bank of New York and the name changed to BNY Capital Markets, Inc., where Mr. Pine specializes in restaurant industry M&A transactions. Prior to 1994, Mr. Pine was employed by Restaurant Associates Corp., a diversified full-service restaurant company, for 25 years, serving as President for 17 years. Mr. Pine serves as a director of Johnny Rockets Group, Inc., a 100-unit international chain of 1940's-style diners featuring hamburgers and other classic American food. Mr. Pine has served as a director of the Company since February 1999.

     PHILLIP RATNER, 54, has served as President and Chief Executive Officer of the Company since September 27, 1998. Mr. Ratner has served on the Board of Directors of the Company since September 1998. Prior to his association with the Company, Mr. Ratner was Chairman, President and Chief Executive Officer of Spaghetti Warehouse, Inc., a chain of 40 casual-theme Italian dinner houses. Prior to his association with Spaghetti Warehouse, Mr. Ratner was President and Chief Executive Officer of Acapulco Restaurants, Inc., a 50-unit casual Mexican dinner-house chain based in Long Beach, California. Mr. Ratner is a graduate of Cornell University's School of Hotel Administration, and also earned a Master of Business Administration degree from Cornell University Johnson Graduate School of Management. Mr. Ratner serves as a director of Roadhouse Grill, Inc. and recently served as a director of Hometown Buffet, Inc., prior to its merger with Buffets, Inc. Mr. Ratner has served as Director of the Company since September 1998.

     BARRY W. RIDINGS, 47, has been a managing director of BT Alex. Brown Incorporated, a major investment banking firm and wholly-owned subsidiary of Bankers Trust Corporation, since 1990. Before joining BTAlex. Brown Incorporated, Mr. Ridings was a managing director at Drexel Burnham Lambert. Mr. Ridings serves on the board of directors of Noodle Kidoodle Inc., SIEM Industries and New Valley Corp. Mr. Ridings has served on the Board of Directors of the Company since May 1998.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors held 15 meetings during the fiscal year 1998. The Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating Committee.

The Audit Committee, which held five meetings during fiscal year 1998, presently consists of Ben Evans, Damien Kovary and William J. Nightingale. The Committee's responsibilities include: recommending to the Board the firm to be employed by the Company as its external auditor; consulting with the persons chosen to be the external auditors with regard to the plan of audit; reviewing the fees of the external auditors for audit and non-audit services; reviewing, in consultation with the external auditors, their report of audit or proposed report of audit and the accompanying management letter, if any; reviewing with management and the external auditor, before publication or issuance, the annual financial statements, and any annual reports to be filed with the Securities and Exchange Commission; consulting with the external auditors (periodically, as appropriate, out of the presence of management) with regard to the adequacy of the internal auditing and general accounting functions of the Company; and consulting with the internal auditors (periodically, as appropriate, out of the presence of management) with regard to cooperation of management with the internal auditing and accounting departments and the adequacy of corporate systems of accounting and control.

The Compensation Committee, which held five meetings during fiscal year 1998, presently consists of Messrs. Barry Ridings, Gilbert Osnos and William J. Nightingale. The Committee's responsibilities include: reviewing the recommendations of the Company's President and CEO with respect to compensation of management employees; administering the Company's 1995 Stock Option Plan; reviewing management recommendations for grants of stock options and any proposed plans or practices of the Company relating to compensation and benefits of its employees and directors; and determining compensation and incentives for the Chief Executive Officer of the Company. See "Executive Compensation-Report of the Compensation Committee" and "-Option Plan."

During 1998, the Board of Directors as a whole acted as the Finance Committee, and the Finance Committee held no separate meetings. The Finance Committee has special charge and responsibility for oversight of all financial affairs of the Company. The principal functions and responsibilities of the Finance Committee are: to review and approve investment and loan policies; review and approve asset-liability management policies; monitor corporate financial results; and recommend corporate financial actions, including dividends and capital financing. The Finance Committee also makes recommendations to the Board of Directors with respect to the terms of loans and issuances of securities of the Company, including equity and debt securities.

The Board of Directors as a whole is also presently performing the functions of the Nominating Committee. The entire Board of Directors approved the nominees for election at the 1999 Annual Meeting of Stockholders. There were seven (7) meetings of the Nominating Committee of the Board of Directors prior to the 1998 Annual Meeting of Stockholders. The Nominating Committee's responsibilities include: meeting periodically to review the qualifications of potential Board candidates from whatever source received; reporting its findings to the Board and proposing nominations for Board membership for approval by the Board and for submission to stockholders for approval; and reviewing and making recommendations to the Board, where appropriate, concerning the size of the Board and the frequency of meetings. The Nominating Committee will consider nominee recommendations from holders of Common Stock. Recommendations for the election of directors at the Company's 2000 Annual Meeting of Stockholders should be submitted in writing to the Nominating Committee at the address of the Company's principal executive offices on or before January 21, 2000.

In addition to the standing committees, the Board from time to time establishes committees of limited duration for special purposes. During 1998, eight (8) such committees were designated to deal with non-operating issues and held a total of 41 meetings.

Each director attended at least 75 percent of all meetings of the Board of Directors and committees to which they were assigned during fiscal year 1998.

DIRECTOR FEES

Non-employee directors of the Company receive a fee of $1,500 per month and $1,000 per Board meeting attended as compensation for their services. In addition, non-employee directors receive $500 for each telephonic committee meeting attended and $1000 for each committee meeting attended in person. Kevin
E. Lewis, who served as a director and Chairman of the Board of the Company until May 28, 1998 received additional fees during 1998 of $27,500 pursuant to the agreement described at "Transactions with Management and Others". Ms. Hopgood has not received fees for attending meetings of the Board or its committees during her service as acting CEO of the Company and as a consultant.

DIRECTOR OPTIONS

Under the Company's 1995 Stock Option Plan, as in effect until June 1998, each non-employee director would receive an automatic grant of an option to purchase 6,666 shares of Company Common Stock upon appointment as a director, which would vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant and have an exercise price equal to the closing price of the Company's stock on the date of grant. In June 1998, the 1995 Stock Option Plan was amended to reflect that the directors then serving and any future directors would automatically receive a grant of an option to purchase 100,000 shares of Company Common Stock upon appointment as a director, vesting and becoming exercisable in three equal installments on the first, second and third anniversaries of the date of grant, and having an exercise price equal to the closing price of the Company's stock on the date of grant.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires the Company's officers and directors and persons who own more than 10 percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during fiscal 1998, all filing requirements were complied with by its officers, directors and greater than ten-percent beneficial owners, except that the purchase of 3,000 shares of Common Stock by Ben Evans in July1998 was reported in February 1999.

                                  EXECUTIVE OFFICERS


     Name                     Age       Title
     ----                     ---       -----
     Phillip Ratner           54        President and Chief Executive Officer
     Thomas M. Blasdell       49        Vice President - Purchasing, Processing
                                        and Distribution
     Donald M. Dodson         62        Vice President - Operations
     Bruce S. Dudley          35        Vice President - Human Resources
     John W. Jones            50        Vice President - Real Estate
     Danny K. Meisenheimer    39        Vice President - Marketing
     Don J. Williams          57        Vice President - Information Technology

PHILLIP RATNER has been the President and Chief Executive Officer since September 27, 1998, and before joining the Company served as Chairman, President and Chief Executive Officer of Spaghetti Warehouse, Inc. (from June 1994).

DONALD M. DODSON has been Vice President of Operations since 1993 and was Vice President - Food and Beverage from 1990 until 1993. Mr. Dodson joined the Company in 1958.

THOMAS M. BLASDELL has been Vice President of Purchasing, Processing and Distribution since November 1995. Prior to this, he held several other positions with the Company, including Vice President of Purchasing and Distribution, Vice President of Purchasing, Director of Purchasing and Manager of Warehousing and Inventory Control. Mr. Blasdell joined the Company in 1971.

DANNY K. MEISENHEIMER has been Vice President of Marketing since January 1995. Mr. Meisenheimer joined the Company in 1991.

BRUCE S. DUDLEY has been Vice President of Human Resources since October 1998, when he joined the Company. From 1997 until joining the Company, Mr. Dudley was a senior consultant with the Dallas based restaurant-consulting firm Batrus-Hollweg Inc. From 1995 to 1997 Mr. Dudley was the Manager of Organizational Learning for Electronic Data Systems in Plano, Texas. Prior to 1995, Mr. Dudley was an independent consultant specializing in organizational development. He holds a Ph.D. in Educational Psychology from the University of Minnesota and is a certified psychologist in the State of Texas.

JOHN W. JONES has been Vice President of Real Estate since August 1998. Prior to joining the Company, Mr. Jones had a 30 year career in the real estate development industry. Mr. Jones worked as an independent consultant in the real estate development industry from 1989 until he joined the Company. From 1984 to 1990, Mr. Jones was Executive Vice President and a Principal of City Group, Inc., a real estate development firm located in Atlanta, Georgia. Mr. Jones is a licensed Real Estate Broker.

DON J. WILLIAMS has been Vice President of Information Technology since 1997. Mr. Williams served as Senior Director of Information Systems form 1988 to 1997 for VHA, Inc., a group purchasing organization for acute care centers. Prior to this, he was employed by Centex Corporation from 1967 to 1988, most recently as Vice President, Information Systems. Mr. Williams has an MBA in Management from Amber University.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVES

As of March 31, 1999, according to information furnished to the Company, each director, director nominee, the executive officers named in the summary compensation table and all named executive officers and directors as a group, owned beneficially the indicated shares of Common Stock:


                                                                            PERCENT OF
                  NAME OF BENEFICIAL OWNER            NUMBER OF SHARES     COMMON STOCK
                  ------------------------            ----------------     ------------
           Directors:
                Jacob C. Baum                                    -               -
                Ben Evans                                      3,000             *
                Margaret B. Hampton                           10,000             -
                Suzanne Hopgood                               16,666  (1)        *
                Damien W. Kovary                                 -               -
                William J. Nightingale                        10,000             -
                Gilbert C. Osnos                              16,666  (2)        *
                Max Pine                                      10,000             *
                Phillip Ratner                                25,000             *
                Barry W. Ridings                                 -               -
           Named Executive Officers:
                Thomas M. Blasdell                               122             *
                Donald M. Dodson                               2,063  (3)        *
                Danny K. Meisenheimer                            880  (4)        *
                Alton R. Smith                                 1,445  (5)        *
                Don  J. Williams                                 -               -
           All officers and directors as a group              85,842           0.18%

  *  Owns less than 0.1 percent
-----------------
(1) Includes options to purchase 4,444 shares at $1.00 per share and 2,222 shares at $1.125 per share.
(2) Includes options to purchase 4,444 shares at $1.00 per share and 2,222 shares at $1.125 per share.
(3)  Includes warrants to purchase 78 shares at $1.11 per share.
(4)  Includes warrants to purchase 1,319 shares at $1.11 per share.
(5)  Includes warrants to purchase 563 shares at $1.11 per share.

                               EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The table below sets forth information concerning the annual and long-term compensation for services in all capacities to the Company and its subsidiaries for the fiscal years ended December 29, 1998, December 30, 1997 and December 31, 1996 of those persons who served as the Company's Chief Executive Officer at any time during 1998, for the registrant's four most highly compensated executive officers, other than the Chief Executive Officer, who were serving at the end of 1998 and for one other person for whom disclosure would have been required but for the fact that they were not serving at the end of 1998.




                                                                              Long Term
                                                                             Compensation
                                                                             ------------
                                                 Annual Compensation          Securities
                                                 -------------------          Underlying     All Other
          Name and Title          Year     Salary     Bonus       Other         Options     Compensation
          --------------          ----     ------     -----       -----         -------     ------------
 Phillip Ratner(1)                1998    $ 77,308  $ 50,000  $                 750,000          -
      President and Chief          -         -          -           -              -             -
      Executive Officer            -         -          -           -              -             -

 Suzanne Hopgood (2)              1998       -          -        320,000           -             -
      Chairman, Former Acting     1997       -          -           -              -             -
      Chief Executive Officer     1996       -          -           -              -             -

 Theodore J. Papit(3)             1998    208,154       -           -         500,000 (4)        -
      Former President and Chief  1997    243,462       -           -         500,000 (5)        -
      Executive Officer           1996       -          -           -              -             -

 Alton R. Smith(6)                1998    125,000    97,500         -         45,000             -
      Executive Vice President    1997    125,000    20,188         -              -             -
                                  1996    129,808    41,125         -              -             -

 Jim H. Hale(7)                   1998     70,962    59,200       96,980
      Vice President-             1997    120,000    19,380         -              -             -
      Field Operations            1996    121,731    39,480         -              -             -

 Thomas M. Blasdell               1998     98,000    84,580         -         45,000             -
      Vice President-             1997     92,500    14,939         -              -             -
      Purchasing, Processing &    1996     90,769    28,788         -              -             -
      Distribution

 Donald M. Dodson                 1998    125,000    83,000         -         45,000             -
      Vice President-             1997    125,000    13,688         -              -             -
      Operations                  1996    129,808    27,875         -              -             -



                                         -12-


 Danny K. Meisenheimer            1998     99,500    86,640         -         45,000             -
      Vice President-             1997     95,000    15,343         -              -             -
      Marketing                   1996     93,462    29,610         -              -             -

-------------------
(1) Compensation reflects amounts paid from Mr. Ratner's September 27, 1998 date of employment.

(2) Does not include $18,500 received as director fees prior to her service as Acting Chief Executive Officer. As compensation for her service as a director, Ms. Hopgood received options to purchase 6,666 shares in 1996, 6,666 shares in 1997 and 106,666 shares in 1998. See "Director Options" above.

(3) Compensation reflects amounts paid through Mr. Papit's May 29, 1998 date of resignation. Mr. Papit claims entitlement to more than $500,000 of severance and other amounts following his resignation in May 1998. This issue is currently the subject of litigation between the Company and Mr. Papit. See discussion at "Employment Contracts and Termination of Employment and Change of Control Agreements."

(4) Options were granted in March 1998 and lapsed in June 1998 following Mr. Papit's resignation.

(5) Options were terminated on December 15, 1997 by agreement between Mr. Papit and the Company.

(6)  Mr. Smith resigned effective April 1, 1999.

(7) Mr. Hale's employment with the Company ended effective August 4, 1998. Other Compensation reflects severance and related payments made to Mr. Hale.

OPTION PLAN

The Company's 1995 Stock Option Plan (the "1995 Option Plan") provides for the issuance of stock options, stock appreciation rights or restricted stock covering up to 2,702,720 shares of Common Stock. The Compensation Committee of the Board of Directors administers the 1995 Option Plan, including determining the employees to whom awards will be made, the size of such awards and the specific terms and conditions applicable to awards, such as vesting periods, circumstances of forfeiture and the form and timing of payment. Grants may be made to selected employees of the Company and its subsidiaries and non-employee directors of the Company. As of December 29, 1998, options representing a total of 2,378,326 shares of Common Stock were outstanding.

OPTION GRANTS

The table below sets forth information concerning options to purchase stock of the Company granted in the 1998 fiscal year to the executive officers named in the Summary Compensation Table pursuant to the Company's 1995 Stock Option Plan:

                                                                                                      Potential Realizable at
                                                                                                      Assumed Rates of Annual
                                                                                                           Appreciation
                                    Number of        Percent        Exercise        Expiration             ------------
            Name (1)             Options Granted     of Total        Price              Date              5%             10%
            ----                 ---------------     --------        -----              ----             ---             ---
 Phillip Ratner                     750,000 (2)       31.5%          $ 0.75          9/16/2008        $353,813         $896,569

 Alton R. Smith                      45,000 (2)        1.9%          $1.1875         12/8/2008        $  33,612        $85,174

 Donald M. Dodson                    45,000 (2)        1.9%          $1.1875         12/8/2008        $  33,612        $85,174

 Danny K. Meisenheimer               45,000 (2)        1.9%          $1.1875         12/8/2008        $  33,612        $85,174

 Thomas M. Blasdell                  45,000 (2)        1.9%          $1.1875         12/8/2008        $  33,612        $85,174


(1) Theodore J. Papit was granted options to purchase 500,000 shares of Common Stock in March 1998, but these options lapsed in June 1998 following Mr. Papit's resignation as President and CEO. Suzanne Hopgood, acting CEO from May 1998 to September 1998, was granted options to purchase 106,666 shares of Common Stock at an exercise price of $1.00 per share in her capacity as a director.

(2) Options vest and become exercisable in three equal installments on the first, second and third anniversaries of the date of grant.


None of the executive officers named above exercised any stock options during fiscal 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT
AND CHANGE OF CONTROL AGREEMENTS

AGREEMENTS WITH PHILLIP RATNER. Phillip Ratner was employed as President and Chief Executive Officer of the Company effective September 27, 1998. Mr. Ratner's Employment Agreement, among other things, provides for a signing bonus of $50,000, a base salary of $300,000 guarantees Mr. Ratner a minimum bonus of $75,000 for fiscal 1999. Mr. Ratner's Option Agreement grants him the right to purchase 750,000 shares of Common Stock at an exercise price of $0.75 per share, vesting in three equal installments on the first, second and third anniversaries of the date of grant. Mr. Ratner's Option Agreement provides that his options vest fully and immediately if, within twelve months of a "change of control" of the Company, Mr. Ratner leaves the employment of the Company for good cause or as a result of termination by the Company of his employment other than for "cause".

For the purpose of Mr. Ratner's Option Agreement, a "change of control" occurs when, during a 12-month period immediately following any of certain specified triggering events, a majority of the persons constituting the Company's Board of Directors prior to the event no longer constitute a majority of the Board of Directors. Any one of several events constitutes a change of control under Mr. Ratner's Option Agreement: a merger with, or sale of substantially all Company assets to, another legal person in which the Company's stockholders retain less than a 50 percent interest in the surviving or acquiring entity or its ultimate parent; an acquisition by any person or group which did not already own 10 percent or more of the Company's voting securities as of July 1, 1998, of a total of 50 percent or more of the Company's voting securities. A termination for "cause" means, among other things, termination because of Mr. Ratner's (i) failure to devote substantially all of his business time, attention and energies to the business of the Company or to discharge the duties as the President and Chief Executive Officer of the Company faithfully, diligently, to the best of his abilities, and in a manner consistent with those duties normally associated with his position (ii) breach of certain covenants pertaining to competition with the Company and confidentiality of proprietary Company information; (iii) failure to follow a directive of the Board of Directors set forth with reasonable specificity; (iv) engagement in conduct that is significantly injurious to the Company; (v) conviction of any crime or offense involving moral turpitude; or (vi) use of illegal drugs or abuse of controlled substances or his habitual intoxication.

AGREEMENTS WITH SUZANNE HOPGOOD. The Company and Ms. Hopgood have agreed that she will continue to provide consulting services regarding real estate, finance and related matters for the period of December 30, 1998 to March 31, 1999, in return for monthly compensation of $30,000 and that during such period, she will not be paid any additional compensation for attending Board or committee meetings.

AGREEMENTS WITH THEODORE J. PAPIT. Theodore J. Papit was selected by the Board of Directors to serve as President and Chief Executive Officer of the Company effective March 28, 1997. Mr. Papit's initial agreements with the Company provided for a base salary of $300,000 per year, guaranteed Mr. Papit a minimum bonus of $100,000 for fiscal 1997 and granted Mr. Papit options to purchase 500,000 shares of Common Stock, which would vest over five years, at a purchase price of $1.375 per share, the fair market value of the Common Stock immediately prior to the date of the grant. Mr. Papit's agreements with the Company also provided that, upon a change of control of the Company or termination of Mr. Papit's employment for reasons other than cause, Mr. Papit's options would vest immediately and the Company would be obligated to pay Mr. Papit one year of severance pay. On September 2, 1997 Mr. Papit announced his resignation from these positions, to be effective October 29, 1997. At the request of the Board of Directors, Mr. Papit subsequently agreed to continue serving as President and CEO through December 15, 1997 while the Board of Directors searched for a successor. In December 1997, Mr. Papit and the Company terminated all then existing employment and compensation arrangements and Mr. Papit agreed to serve as President and Chief Executive Officer on a month-to-month basis through the first quarter of 1998, while the search for a successor continued. Mr. Papit was compensated during this period at the rate of $50,000 per month plus reimbursement of normal out-of-pocket expenses.

On March 6, 1998, Teacher's Insurance and Annuity Association of America ("TIAA") filed a Schedule 13D stating, among other things, that it might take any of a number of actions intended to increase the value of the Company to its stockholders, including the solicitation of proxies for the purpose of changing
the composition of the Board of Directors.   On March 23, 1998, the Board of
Directors, by a three to two vote, with Mr. Papit abstaining, voted to retain Mr. Papit as President and Chief Executive Officer and approved the execution by the Company of a President and Chief Executive Officer Agreement (the "3/98 Agreement") with Mr. Papit. Pursuant to the 3/98 Agreement (i) the Company agreed to pay Mr. Papit a base salary of $30,000 per month, (ii) Mr. Papit participated in the Company's cash bonus plan for senior management, and (iii) Mr. Papit was granted options to purchase 500,000 shares of Common Stock, vesting over five years, at a purchase price of $0.75 per share, the fair market value of the Common Stock immediately prior to the date of grant. The 3/98 Agreement provided, among other things, (a) that Mr. Papit's duties would require him to spend approximately one-half of his working time in the Company's executive offices in Lubbock, Texas and the remainder of his time in either an executive office to be provided by the Company in Dallas, Texas or visiting field operations, and (b) that Mr. Papit would receive a lump sum payment of $540,000 and vesting of his options would accelerate if (x) he resigned within twelve months of a change in control (as defined below) of the Company or (y) the Company terminated him for a reason other than cause (as defined below).

For purposes of the 3/98 Agreement, a "change of control" would occur upon any of certain specified events, including (a) the election during any period of 12 months or less of a majority of the members of the Board of Directors of the Company without the approval of the election or nomination for election of such new members by a majority of the members of the Board of Directors serving at the beginning of the period, (b) if the Company's stockholders approved a sale or disposition of all or substantially all of the Company's assets to an entity that was not an affiliate or (c) if the Company merged with an entity that was not an affiliate and persons who were members of the Board of Directors immediately prior to the merger did not constitute a majority of the directors of the surviving entity immediately after the merger. For purposes of the 3/98 Agreement, termination for "cause" meant, among other things, termination because of (i) Mr. Papit's failure to perform, or willful and continual neglect of, his material duties or obligations as President and Chief Executive Officer, which continued after written notice and a reasonable opportunity to cure the same, all as determined by the Board of Directors, (ii) Mr. Papit's conviction of any crime or offense involving (A) moral turpitude either in connection with the performance of Mr. Papit's obligations to the Company or its affiliates or which adversely affected Mr. Papit's ability to perform such obligations or (B) money or other property of the Company or its affiliates or (iii) drug addiction.

On May 4, 1998, TIAA filed with the SEC a preliminary proxy statement proposing the election of a slate of seven directors, two of whom, Ms. Hopgood and Mr. Osnos, were then serving as directors and the remainder of whom were not then associated with the Company. Management of the Company had previously filed a proxy statement proposing the election of a slate of nine directors which included Ms. Hopgood but did not include Mr. Osnos; Ms. Hopgood subsequently removed her name from the management slate. During the ensuing proxy contest, Mr. Papit announced his intention to resign if the slate proposed by TIAA was elected. On May 28, 1998, the Company held its Annual Meeting of Stockholders. At the meeting, the stockholders of the Company, by a preponderance of more than 99 percent of the votes cast, elected the slate of directors proposed by TIAA. On May 29, 1998, Mr. Papit resigned as President and Chief Executive Officer of the Company.

In June 1998, Mr. Papit demanded payment of more than $500,000 of severance and other amounts that he claimed were owing to him under the 3/98 Agreement. The Company subsequently filed a declaratory judgment lawsuit in State District Court in Lubbock, Texas, in which it asks the Court to find that the Company is not obligated to make severance payments that have been demanded by Mr. Papit. The Company has requested a jury trial and believes that there are a number of grounds that will support the Court in granting the requested relief, among them being that the 3/98 Agreement is void as an interested party transaction that did not receive the necessary approval of independent, disinterested directors, the terms of the 3/98 Agreement are not fair to the Company and the 3/98 Agreement was entered into by the Company without the benefit of full disclosure by Mr. Papit and consideration by the Board of Directors of material information regarding his management of the Company.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

On June 7, 1996, the Company, Cafeteria Operators, L.P. (the Company's wholly owned operating subsidiary, hereinafter referred to as "Cafeteria Operators") and Kevin E. Lewis entered into a Consulting and Indemnity Agreement and General Release (the"Consulting Agreement") pursuant to which, among other things, Mr. Lewis would resign as President and Chief Executive Officer effective September 30, 1996 and would resign his position as Chairman of the Board on December 31, 1996 unless requested by the Board of Directors to continue until December 31, 1997. In September 1996, at the request of the Board of Directors, Mr. Lewis agreed to remain President and Chief Executive Officer beyond September 30, 1996 with no change to the financial terms of the Consulting Agreement. Mr. Lewis subsequently resigned as President and Chief Executive Officer effective December 31, 1996 and the Board requested Mr. Lewis to continue as Chairman of the Board into 1997. After his resignation as President and Chief Executive Officer, Mr. Lewis served as a consultant to the Company until December 31, 1997. In October 1997, Mr. Lewis agreed to remain Chairman of the Board beyond December 31, 1997 until at least May 31, 1998 and in November 1997, Mr. Lewis was paid $50,000 in consideration for his agreement to remain Chairman of the Board through at least May 31, 1998. In addition, the Company agreed to pay Mr. Lewis $7,500 per month during the period after December 31, 1997 that he acted as Chairman of the Board. At the request of Mr. Lewis, this payment was reduced to $2,500 per month effective April 1, 1998.

In 1993, the Company entered into an amendment of a master sublease agreement pursuant to which it leased 43 properties from Kmart Corporation ("Kmart"). Pursuant to the amendment, the aggregate monthly rent was reduced by 25 percent for the period from the effective date of the amendment through and including December 31, 1997, and by 20 percent following that date and until December 31, 2001. The reductions in rent were made subject to termination by Kmart if Mr. Lewis ceased to be Chairman of the Board of Directors of the Company. Mr. Lewis was not nominated for reelection at the Company's Annual Meeting of Stockholders on May 28, 1998. Kmart in June 1998 demanded that the Company pay increased rents, which the Company has done while reserving its right to dispute Kmart's right to receive the increased rental. As a result of the increased rents, the Company will pay additional rent of approximately $1.8 million through December 31, 2001, including $679,000 additional rent paid in 1998. Because the Company accounts for its rental payments under the straight-line method, the purported increase in rent through December 31, 1998 is being amortized over the remaining life of the leases, which run through December 31, 2003, December 31, 2007, June 29, 2008 and December 31, 2008. The resulting increase in annual rent expense under generally accepted accounting principles is approximately $ 288,000.

Indemnification obligations of the Company required it to indemnify certain persons for certain expenses these persons incurred in connection with a lawsuit Michael J. Levenson, former Chairman of the Board of the Company, filed in 1995 against the Company and certain other persons. In settlement of the Company's indemnification obligations to the persons listed below, the Company during 1998 released and made the additional payments noted. The Company (i) delivered to Teachers Insurance and Annuity Association of America as payee a promissory note dated January 14, 1998 in the principal sum of $756,392, (ii) delivered to The Northwestern Mutual Life Insurance Company as payee a promissory note dated February 24, 1998, in the principal sum of $488,195 and made a cash payment to The Northwestern Mutual Life Insurance Company of $5,838, (iii) delivered to John Hancock Mutual Life Insurance Company as payee a promissory note dated March 4, 1998 in the principal sum of $476,166, (iv) made a cash payment to the Mutual Life Insurance Company of New York of $217,519, (v) made a cash payment to Principal Mutual Life Insurance Company of $174,729 and (vi) delivered to the Equitable Life Assurance Society of the United States ("Equitable") as payee a promissory note dated March 23, 1998 in the principal sum of $829,687. Each of the promissory notes is due on December 31, 2001 and bears interest at the rate of 10.5 percent per annum. Except for Equitable, each of the named parties owned more than 5 percent of the outstanding Common Stock at the time the agreements were signed. Equitable is an affiliate of EQ Asset Trust 1993, a business trust that owns more than 5 percent of the outstanding Common Stock.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee conducts an annual review of the Company's executive compensation program as proposed by the Company's President and Chief Executive Officer. The Company seeks to attract and retain qualified personnel to meet the needs and objectives of the Company and to motivate such individuals to achieve the Company's goals through compensation arrangements which reward executives based on individual contributions as well as the Company's overall results. The Compensation Committee takes into consideration in its review of the Company's executive compensation program comparable industry information obtained from approximately ninety chain restaurant companies (the "Comparable Companies"). The Compensation Committee concluded that Comparable Companies are appropriate for comparison primarily because of the similarity of Comparable Companies' operations to the Company's and because information about the Comparable Companies' salary and bonus structure is readily available.

The key elements of the Company's executive compensation arrangements include base salary, annual incentive bonus and stock options. The financial performance of definable business units or markets of the Company are taken into account in evaluating compensation of executives with responsibility for such units or markets. Base salaries are generally determined by evaluating each individual's responsibilities, relative experience, management abilities and job performance. Annual bonuses, including bonuses awarded pursuant to the Company's Incentive Compensation Plan for Senior Management, are determined by evaluating both the performance of the Company (including revenue and cash flow generation) and the individual officers. The Incentive Compensation Plan for Senior Management provides for cash bonuses as a percentage of the participant's salary for the achievement of positive comparable store sales and budgeted earnings targets. The budgeted earnings targets used in the Incentive Compensation Plan for Senior Management were approved by the Compensation Committee based on the goals of the Company and discussions with management. The percentages used in the Incentive Compensation Plan for Senior Management and the overall potential bonus levels, were established in connection with the earnings targets of the Company and after comparisons with bonus levels of Comparable Companies. Option awards in 1998 were based primarily upon a relative weighting of the seniority associated with various job classifications, rather than as a consequence of previous job performance.

From March 27, 1997 to May 28, 1998, Theodore J. Papit served as President and Chief Executive Officer of the Company. The Compensation Committee serving at that time, by a vote of two to one, approved the offer made to Mr. Papit that culminated in Mr. Papit's March 1998 agreements with the Company. See "Employment Contracts and Change of Control and Termination of Employment Contracts."

From May 28, 1998 to September 27, 1998, Suzanne Hopgood served as acting CEO of the Company and since September 27, 1998 she has provided consulting services to the Company. The Compensation Committee approved the compensation paid to Ms. Hopgood as being at least as favorable to the Company as the fees that the Company would have incurred to have retained a qualified interim CEO from a consulting group providing such services.

Effective September 27, 1998, Phillip Ratner was selected to serve as the Company's President and CEO. Mr. Ratner's employment agreement, compensation and grant of options were approved by the Compensation Committee based upon their review of the requirements of the position, executive compensation at comparable restaurant companies and Mr. Ratner's compensation at his previous employment. Approximately 40 members of management, including Mr. Ratner, will participate in a cash bonus plan that contemplates target bonuses ranging from 10 percent to 50 percent of base compensation based upon a combination of criteria that will include meeting or exceeding the Company's budget, achieving specified management objectives and, to a lesser extent, subjective evaluations of performance at the end of the year. The maximum cash bonus payable to any participant in the plan is capped at twice the target percentage of base compensation. Mr. Ratner's target bonus for meeting his stated objectives for 1999 is 50 percent of base compensation, subject to a cap of 100 percent of base compensation and a minimum guaranteed bonus for 1999 of $75,000.

This report is not incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent the Company specifically incorporates this information by reference, and is not filed under such acts.

The foregoing report has been furnished by the Compensation Committee, whose current members are Barry W. Ridings, Damien W. Kovary, William J. Nightingale.

COMPENSATION COMMITTEE INTERLOCKS

There are no relationships between the members of the Compensation Committee and the members of management of the Company that would impair the independence of the Compensation Committee in evaluating compensation of the Company's management.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock against the New York Stock Exchange Market Value Index and the SIC Code Index for Eating Places for the five fiscal years ending December 29, 1998.

                       COMPARISON OF CUMULATIVE TOTAL RETURN
                 OF COMPANY STOCK, INDUSTRY INDEX AND BROAD MARKET



                                       [GRAPH]

RETIREMENT PLANS

The Company has a qualified defined benefit pension plan (the "Pension Plan") covering some employees and former employees of the Partnership and its affiliates, including those who were participants in the Kmart Corporation Employees' Retirement Pension Plan (the "Kmart Pension Plan"). The Pension Plan assumed all of the obligations of the Kmart Pension Plan relating to benefits that accrued for employees and former employees of certain of the Company's subsidiaries before the consummation of the acquisition of such subsidiaries from Kmart. Kmart agreed to transfer an amount of plan assets equal to the actuarially computed accumulated benefits applicable to the Furr's and Bishop's employees in the Kmart Pension Plan.

Benefits for service prior to 1987 were based on the provisions of the Kmart Pension Plan and are frozen for such service. Effective December 31, 1988, benefit accruals were frozen for highly compensated participants in the Pension Plan and, effective June 30, 1989, benefit accruals of all participants in the Pension Plan were frozen indefinitely.

The Pension Plan covers all employees who are at least 21 years old and have one year or more of participation service and is integrated with Social Security. A participant's benefit under the Pension Plan will be the greater of (i) a benefit provided by the participant's "cash balance account" defined below, or
(ii) the sum of (x) the participant's accrued benefit under the Kmart Pension Plan plus (y) for each year of service after 1986, 0.75 percent of the participant's "considered pay" for the year plus (z) 0.75 percent of considered pay exceeding the Social Security integration level for the year. "Considered pay"is comprised of total W-2 compensation, excluding extraordinary items, such as moving expenses and imputed income and including pre-tax amounts deferred under the Employees' Savings Plan described below. The Social Security integration level is one-half of the Social Security Taxable Wage Base for the year, rounded to the next highest $1,000. A participant's cash balance account will contain an amount equal to the sum of (i) 2 percent of 1986 considered pay multiplied by the number of years of benefit service prior to 1987, plus (ii)2 percent of considered pay for each year thereafter, plus (iii) 6 percent interest per annum. The normal form of benefit under the Pension Plan will be a life annuity for an unmarried participant and a 50 percent joint and survivor annuity in the case of a married participant. Alternatively, participants may elect an optional form of payment which is the actuarial equivalent of the life annuity.

Participants are fully vested in accrued benefits under the Pension Plan after five years of vesting service. Unreduced benefits are payable at age 65, or, if earlier, when age plus years of service equals 90.

                                 PENSION PLAN TABLE

APPROXIMATE ANNUAL PENSION AT AGE 65*

                                 Total Service As of 12/31/98
                                 ----------------------------

 Current Compensation       5 Years       15 Years     25 Years      35 Years
 --------------------       -------       --------     --------      --------
      $     75,000        $   3,700     $   9,500    $  15,400     $  21,400

           100,000            5,000        13,500       21,800        30,100

           125,000            6,300        17,300       21,100        38,600

           150,000            7,700        21,100       34,200        47,200

           175,000            9,000        25,000       40,300        55,700

           200,000           10,400        28,800       46,500        64,200

           225,000           11,700        32,600       52,700        72,800

           325,000           17,000        48,300       77,800        94,023

*  Estimates of frozen pension plan benefits.


The only executive officers named in the Summary Compensation Table who are participants in the Pension Plan are Messrs. Smith and Dodson. Total plan years of service at June 30, 1989 (the date benefit accruals were frozen) of the executive officers of the Company named in the Summary Compensation Table and its subsidiaries are Jim Hale 26, Alton R. Smith 15 and Donald M. Dodson 31; no other executive officer participates in the Pension Plan. The amount of monthly benefits that are available to Messrs. Hale, Smith and Dodson as of their retirement dates under the Pension Plan is $2,027, $832 and $3,265, respectively. The Pension Plan does not cover any compensation reported in the Summary Compensation Table.

Cafeteria Operators established an Employees 401(k) Plan (the "401(k) Plan") that is qualified under Sections 401(a) and 401(k) of the Internal Revenue Code. Under the 401(k) Plan, participants may elect to make pre-tax contributions, in an amount equal to from 1 percent to 12 percent of "considered pay," which consists of total W-2 compensation for personal services, excluding extraordinary pay, such as moving expenses and imputed income. Pre-tax contributions were limited to $10,000 in 1998. Additionally, Cafeteria Operators may make discretionary contributions to the 401(k) Plan. Employees are eligible to participate in the 401(k) Plan at age 21 with one year of participation service.

Participants' contributions to the 401(k) Plan are always fully vested. The Board of Directors of the Company will either designate Cafeteria Operators and the Company contributions as (i) fully vested when made or (ii) subject to a vesting schedule under which 100 percent of the Cafeteria Operators and the Company contributions are vested after seven years. Employee contributions may be invested either in a fixed income fund, consisting of guaranteed interest contracts and government securities, or five different equity funds with various growth and income objectives. Loans from participants' pre-tax accounts are permitted after two years of participation.

Participants in the 401(k) Plan may generally receive their vested account balances at the earlier of retirement or separation from service.


               PROPOSAL 2 - APPROVAL OF INCREASE IN NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER 1995 STOCK OPTION PLAN

     The stockholders are asked to approve an amendment to the Furr's/Bishop's, Incorporated 1995 Stock Option Plan (the "1995 Option Plan") to increase the number of shares of Common Stock authorized for issuance under the 1995 Option Plan by 1,200,000 shares (120,000 shares after the proposed reverse stock split). As of December 29, 1998, 2,702,720 shares of Common Stock were authorized for issuance pursuant to the 1995 Option Plan, of which options covering 2,378,326 shares had been issued, leaving 224,394 shares remaining reserved for issuance under the 1995 Option Plan.

     The 1995 Option Plan is administered by the Compensation Committee and provides for the grant of incentive stock options pursuant to Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and non-statutory stock options, to directors, executive officers and other key employees. In total, approximately 150 persons are eligible for participation in the 1995 Option Plan as of March 12, 1999.

     The exercise price of options granted under the 1995 Option Plan is determined by the Compensation Committee; provided that the exercise price of stock options issued under the 1995 Option Plan may not be less than 100 percent of the Fair Market Value of a share of Common Stock covered by the Option on the date of grant. Options expire no more than 10 years after the date of grant. Options generally vest and become exercisable 33 1/3 percent per year over a three year period from the date of grant. Unvested options expire upon termination of employment or death. Generally, vested options expire 30 days after the termination of employment.

     On February 11, 1999, the Board of Directors authorized an amendment to the 1995 Option Plan, increasing the number of shares of the Company's Common Stock reserved for issuance by 1,200,000 (120,000 after the proposed reverse stock split), subject to approval by stockholders. Upon approval of this amendment, the total number of shares authorized for issuance will be 3,902,720 (390,272 after the proposed reverse stock split).

     The Board believes that it is in the best interest of the Company to attract and retain the services of experienced and knowledgeable employees and to provide an incentive for those employees to increase their proprietary interest in the Company's long-term success and progress. The 1995 Option Plan is designed to provide officers, directors and key employees of the Company and its subsidiaries with additional incentives to promote the success of the Company's business. In order for the 1995 Option Plan to continue to serve its purpose, the Board has determined that an increase in the number of shares available for issuance is necessary.

     The affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the meeting and entitled to vote is required for approval of the proposal.

THE BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER 1995 STOCK OPTION PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2.

                PROPOSAL 3 - APPROVAL OF CHARTER AMENDMENT EFFECTING
                         A ONE-FOR-TEN REVERSE STOCK SPLIT

GENERAL

     The Board of Directors has approved, subject to stockholder approval, a Charter Amendment in form of Annex A to the Proxy Statement to effect a one-for-ten reverse split of the outstanding shares of Common Stock and to reduce the number of authorized shares of Common Stock from 65 million to 6.5 million. As of March 2, 1999, 48,788,952 shares of Common Stock were outstanding, no shares were held in treasury and 5,140,175 shares of Common Stock were reserved for issuance pursuant to outstanding warrants and options. The Board will retain the discretion to determine when or whether the Charter Amendment will be filed and become effective. The Board has determined that it may be desirable for the Company to effect a reverse stock split at some time during the coming year, and that it will reduce the expense to the Company of asking Stockholder approval of such action if it is approved at the 1999 Annual Meeting of Stockholders rather than requiring a separate special meeting of Stockholders. The authority granted by Stockholder approval of the Charter Amendment will be effective until the 2000 Annual Meeting of Stockholders.

REASONS FOR THE REVERSE STOCK SPLIT

     The principal purpose of the proposed amendment is to reduce the number of shares of Common Stock outstanding. The Board of Directors has concluded that the total number of shares currently outstanding is disproportionately large relative to the Company's present market capitalization. When a large number of shares is outstanding, earnings per share is only affected by a significant change in net earnings. If a smaller number of shares were outstanding, management and stockholders would be more likely to see changes in the Company's financial results reflected in its earnings per share.

     The Board of Directors has also concluded that the present level of per share market price of the Common Stock impairs its acceptability by portions of the financial community and the investing public. Theoretically, the number of shares outstanding should not, by itself, affect the marketability of the stock, the type of investor who acquires it or a company's reputation in the financial community; in practice this is not necessarily the case, as many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investments in such stocks. The Board of Directors believes that the current per share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low-priced stock to their clients. Various brokerage house policies and practices pertaining to the payment of brokers' commissions and to time-consuming procedures can function to make the handling of low-priced stock unattractive to brokers from an economic standpoint. The structure of trading commissions tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues. Market interest in low-priced stocks may be reduced because they do not qualify as collateral for margin loans.

     Although there can be no assurance that the price of the Common Stock after the reverse split will actually increase in an amount proportionate to the decrease in the number of outstanding shares, the proposed reverse stock split is intended to result in a price level for the Common Stock that will increase investor interest and reduce resistance of brokerage firms to recommend investments in the Common Stock.

PRINCIPAL EFFECTS OF CHARTER AMENDMENT

     The reverse split will be on the basis of one new share of Common Stock for ten outstanding shares of Common Stock, with all fractional shares to be retired by the Company by paying cash for each fraction of a new share of Common Stock. The proposed reverse split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The proposed reverse stock split would not affect the registration of the Common Stock under the Securities Exchange Act of 1934 or the listing of the Common Stock on the New York Stock Exchange.

     All shares of Common Stock held by persons owning fewer than ten shares will be converted into the right to receive cash for each fraction of a new share of Common Stock and such persons will posses no equity interest in the Company. The amount of cash paid will be determined on the basis of the average closing price of the Common Stock on the New York Stock Exchange for the ten trading days immediately preceding the Effective Date (as defined below). Following the reverse split, there will be approximately 4,867,517 shares of Common Stock outstanding.

     An aggregate of 2,578,326 shares of Common Stock are currently authorized for issuance pursuant to the Company's 1995 Stock Option Plan. If the proposed reverse split were approved, the number of shares of Common Stock available for grant under the 1995 Stock Option Plan would be decreased to 257,833 shares of Common Stock. An increase in the number of shares authorized for issuance under the 1995 Stock Option Plan by 1,200,000 shares of Common Stock (120,000 shares after the proposed reverse split of the Company's Common Stock) is the subject of a separate proposal in this Proxy Statement.

     The Charter Amendment will become effective at the time of filing with the Secretary of State of the State of Delaware of a certificate setting forth the Charter Amendment and certifying its adoption by the stockholders (the "Effective Date") and will apply to all shares then outstanding, whether or not certificates are actually surrendered. The Company will provide public notice of the filing of the Charter Amendment at least ten days prior to the proposed record date for the reverse stock split (the "Effective Date").

     Delaware law does not provide appraisal rights for stockholders in the reverse stock split. The Company believes that the terms of the Charter Agreement are fair and equitable and that the amount to be paid for fractional shares pursuant to the Charter Amendment represents fair value for the fractional shares.

EXCHANGE OF STOCK CERTIFICATES AND ELIMINATION OF FRACTIONAL INTERESTS

     As soon as possible after the Effective Date, holders of Common Stock will be notified and requested to surrender their present certificates representing Common Stock for new certificates representing the resulting number of whole shares of Common Stock after the reverse split and/or cash payment as to any resulting fractional shares. Until surrendered, each current certificate representing shares of Common Stock will be deemed for all corporate purposes after the Effective Date to evidence ownership of Common Stock in the reduced whole number of shares. Chase Mellon will be appointed the exchange agent (the "Exchange Agent") to act for stockholders exchanging of their certificates.

     To receive a new stock certificate and/or cash to which stockholders will be entitled as a result of the reverse split, each holder of shares of Common Stock will be required to surrender his or her stock certificates, together with
a duly executed letter of transmittal, to the Exchange Agent.   Upon receipt of
stock certificates with a duly executed letter of transmittal, the Exchange Agent will mail to the registered owner a new stock certificate representing one new share of Common Stock of the Company for each ten shares of Common Stock presently held and a check in payment of any fraction of a share of Common Stock remaining after issuance of the new certificate. No interest will be paid or accrued on amounts payable for fractional shares upon surrender of stock certificates. It is anticipated that the aggregate amount of cash to be paid will not be material to the Company.

     No fractional share certificates for Common Stock will be issued in connection with the reverse split. Instead, a certificate or certificates evidencing the total of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) will be issued to the

Exchange Agent as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the reverse split. The sales of these shares will be effected by the Exchange Agent as soon as practicable at the prevailing market price of the Common Stock on the New York Stock Exchange at the time of sale. The Exchange Agent will pay to stockholders owed payment for fractional shares their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

     Stockholders should be aware that, under the escheat laws of the various states where stockholders reside, where the Company is domiciled and where the funds attributable to fractional interests will be deposited, sums due for fractional interests that are not timely claimed after the Effective Date may be required to be paid to the designated agent for the applicable state unless correspondence has been received by the Company or the Exchange Agent concerning ownership of such funds within the time permitted in such jurisdictions. Thereafter, Stockholders otherwise entitled to receive such funds will have to seek to obtain them directly from the state to which they were paid.

     The number of holders of the Common Stock on the Record Date was approximately 6,500. The Company does not anticipate that the payment in cash in lieu of fractional shares following any reverse stock split will result in a significant reduction in the number of such holders.

FEDERAL INCOME TAX EFFECTS

     The receipt of cash for fractional shares in the reverse stock split will be a taxable transaction for federal income tax purposes to stockholders receiving cash. Upon the Effective Date, each stockholder receiving cash in lieu of fractional shares will recognize gain or loss for federal income tax purposes equal to the difference between the stockholder's adjusted tax basis in his or her fractional shares and the amount of cash received with respect to his or her shares. Such gain or loss will be capital gain or loss if the shares are capital assets in the hands of the stockholder and will be long-term capital gain or loss if such stockholder's holding period of Common Stock as of the Effective Date is more than eighteen months. No information is provided in this Proxy Statement as to the state or local tax consequences of the reverse stock split. Stockholders may wish to consult their tax advisors with respect to the tax consequences of the Charter Amendment.

THE BOARD OF DIRECTORS HAS DETERMINED THAT APPROVAL OF THE CHARTER AMENDMENT EFFECTING A ONE-FOR-TEN REVERSE STOCK SPLIT IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT.

                PROPOSAL 4 - APPROVAL OF CHARTER AMENDMENT EFFECTING
                   AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES

The Board of Directors has approved, subject to stockholder approval, a Charter Amendment in the form of Annex B to the Proxy Statement to effect an increase in the number of authorized shares of Common Stock from 65,000,000 to150,000,000 (from 6.5 million to 15.0 million after the proposed reverse stock split). The Company's Certificate of Incorporation currently authorizes 65,000,000 shares of Common Stock, of which 48,788,952 shares of Common Stock were issued and outstanding on March 22, 1999 and 5,140,175 shares were reserved for issuance upon exercise of outstanding warrants and options previously issued by the Company.

The Board of Directors believes that the proposed increase in the authorized shares of Common Stock is desirable to enhance the Company's flexibility in connection with possible future actions, such as stock splits, stock dividends, acquisitions, financing transactions, employee benefit plan issuances and such other corporate purposes as may arise. Having additional shares of authorized Common Stock available for issuance in the future will allow Common Stock to be issued without the expense and delay of a stockholders' meeting.

The rules of the New York Stock Exchange ("NYSE") currently require that the Company obtain stockholder approval to issue additional shares of Common Stock in connection with a change of control of the Company, acquisition transactions involving directors, officers or substantial security holders where the issuance of such securities could result in an increase in outstanding Common Stock or voting power of 5 percent or more, acquisition transactions generally where the present or potential issuance of such securities could result in an increase in the voting power or outstanding common shares of 20 percent or more and certain other sales or issuances of Common Stock (or securities convertible into or exercisable for Common Stock) in a non-public offering equal to 20 percent or more of the voting power outstanding before the issuance.

In other instances, the issuance of additional shares of Common Stock remains within the discretion of the Board of Directors, without the requirement of further action by stockholders except as otherwise required by applicable law or any stock exchange on which the Company's securities may then be listed. The Company is not currently engaged in any negotiations with respect to the use of any shares of the additional authorized Common Stock, nor are there currently any commitments, arrangements, understandings or plans with respect to the issuance of such shares.

If the proposal to increase the authorized shares of Common Stock is approved, the additional authorized shares will be part of the existing class of such Common Stock and will have the same rights and privileges as the shares of Common Stock currently outstanding. Holders of Common Stock do not have preemptive rights to purchase additional shares of Common Stock.

The future issuance of additional shares of Common Stock may dilute the ownership of current stockholders. Such additional shares also could be used to block an unsolicited acquisition through the issuance of large blocks of stock to persons or entities considered by the Company's officers and directors to be opposed to such acquisition, which might be deemed to have an anti-takeover effect

(i.e., might impede the completion of a merger, tender offer or other takeover attempt). The existence of such a block of authorized but unissued shares, and the Board's ability to issue such shares without stockholder approval, might deter a bidder from seeking to acquire shares of the Company on an unfriendly basis. While the authorization of additional shares of Common Stock might have such effects, the Board of Directors of the Company does not intend or view the proposed increase in authorized Common Stock as an anti-takeover measure, nor is the Company aware of any proposed transaction of this type.

THE BOARD OF DIRECTORS HAS DETERMINED THAT APPROVAL OF THE CHARTER AMENDMENT EFFECTING AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES IS IN THE BEST INTEREST OF THE COMPANY AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE CHARTER AMENDMENT.

                                 INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of the Audit Committee, has reappointed KPMG Peat Marwick LLP as the Company's independent public accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

                              2000 STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the Company's Proxy Statement for the 2000 Annual Meeting of Stockholders, stockholder proposals must be received by the Secretary of the Company at its executive offices by January 21, 2000.

                                    OTHER BUSINESS

The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

The prompt return of your completed proxy card will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the completed proxy card and return it in the enclosed envelope.


                                        By Order of the Board of Directors


Dated: April 20, 1999                   Suzanne Hopgood
                                        Chairman of the Board

                                                                         ANNEX A

                          CERTIFICATE OF AMENDMENT TO THE
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                           FURR'S/BISHOP'S, INCORPORATED

                      ---------------------------------------

                      PURSUANT TO SECTION 103 AND SECTION 242
                         OF THE GENERAL CORPORATION LAW OF
                               THE STATE OF DELAWARE

                      ---------------------------------------

     The undersigned, Phillip Ratner, certifies that he is the President of Furr's/Bishop's, Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:


     FIRST: The name of the Corporation is Furr's/Bishop's, Incorporated.

     SECOND: This Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation was unanimously approved by the Board of Directors of the Corporation and thereafter duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

     Section 4.01 of the Amended and Restated Certificate of Incorporation of the Corporation entitled "Authorized Shares" is hereby amended to read in its entirety as follows:

"SECTION 4.01 AUTHORIZED SHARES. The aggregate number of shares of all classes of capital stock which the Corporation is authorized to issue is [11.5 million (if the proposed increase in the number of authorized shares is not approved) or 20 million (if the proposed increase is approved)] shares, consisting of [6.5 million or 15,0 million] shares of Common Stock, par value $.01 per share ("Common Stock") and 5 million shares of preferred stock, par value $.01 per share ("Preferred Stock"). Each outstanding share of Common Stock as of the effectiveness of this amendment shall be converted into and reconstituted as one-tenth of a share of Common Stock. No fractional shares shall be issued in the conversion and reconstitution and stockholders shall receive cash in lieu of such fractional shares."

     IN WITNESS WHEREOF, the Company has caused this Third Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Phillip Ratner, its President and Chief Executive Officer, this ___ day of ______ 1999.

                                   Furr's/Bishop's, Incorporated


                                   By:
                                      ------------------------------------------
                                        Phillip Ratner
                                        President and Chief Executive
                                        Officer

                                                                         ANNEX B


                        THIRD CERTIFICATE OF AMENDMENT TO THE
                 AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                         OF
                           FURR'S/BISHOP'S, INCORPORATED

                      ---------------------------------------

                      PURSUANT TO SECTION 103 AND SECTION 242
                         OF THE GENERAL CORPORATION LAW OF
                               THE STATE OF DELAWARE

                      ---------------------------------------


     The undersigned, Phillip Ratner, certifies that he is the President of Furr's/Bishop's, Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and does hereby further certify as follows:

     FIRST: The name of the Corporation is Furr's/Bishop's, Incorporated.

     SECOND: This Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation was unanimously approved by the Board of Directors of the Corporation and thereafter duly adopted by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     THIRD: Article FOURTH of the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended as follows:

     Section 4.01 of the Amended and Restated Certificate of Incorporation of the Corporation entitled "Authorized Shares" is hereby amended to read in its entirety as follows:

"SECTION 4.01 AUTHORIZED SHARES. The aggregate number of shares of all classes of capital stock which the Corporation is authorized to issue is 155 million shares, consisting of 150 million shares of Common Stock, par value $.01 per share (" Common Stock") and 5 million shares of preferred stock, par value $.01 per share ("Preferred Stock").

     IN WITNESS WHEREOF, the Company has caused this Third Certificate of Amendment to its Amended and Restated Certificate of Incorporation to be signed by Phillip Ratner, its President and Chief Executive Officer, this ___ day of ______ 1999.

                                   Furr's/Bishop's, Incorporated

                                   By:
                                      ------------------------------------------
                                        Phillip Ratner
                                        President and Chief Executive
                                        Officer

                                 PROXY
                      FURR'S/BISHOP'S, INCORPORATED

     PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL
              MEETING OF STOCKHOLDERS TO BE HELD MAY 20, 1999

   The undersigned hereby (a) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Furr's/Bishop's, Incorporated (the "Company") to be held on May 20, 1999, and the Proxy Statement for Annual Meeting of Stockholders (herein so called) in connection therewith, each dated April 20, 1999, (b) appoints Suzanne Hopgood and Phillip Ratner as proxies, or either of them, each with the power to appoint a substitute, (c) authorizes the Proxies to represent and vote, as designated on the reverse side, all the shares of Common Stock of the Company held of record by the undersigned on April 19, 1999, at such annual meeting and at any adjournment(s) thereof and
(d) revokes any proxies heretofore given.

   THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION TO THE BOARD OF DIRECTORS OF EACH OF THE NOMINEES LISTED ON THIS PROXY AND IN THE DISCRETION OF THE PROXIES ON ANY OTHER BUSINESS.

                 (Continued and to be signed on reverse side)

                             - FOLD AND DETACH HERE -

PLEASE MARK
YOUR VOTES AS
INDICATED IN
THIS EXAMPLE    /X/

1.  Election of Directors:
    (Recommended for election by the Board of Directors)

    FOR all nominees listed       WITHHOLD AUTHORITY
      at right (except as           for all nominees
    marked to the contrary)        listed to the right

             / /                          / /

Jacob C. Baum         Ben Evans             Margaret B. Hampton
Suzanne Hopgood       Damien W. Kovary      William J. Nightingale
Gilbert C. Osnos      Max Pine              Phillip Ratner
Barry Ridings

INSTRUCTION: TO WITHHOLD AUTHORITY FOR ANY INDIVIDUAL NOMINEE, WRITE THE NOMINEE'S NAME ON THE SPACE BELOW.)

________________________________________________________________________

2. Proposal to increase the number of shares issuable under the Company's 1995 Stock Option Plan by 1,200,000 shares (120,000 shares after the proposed reverse split of the Company's Common Stock).

                FOR              AGAINST          ABSTAIN

3. Proposal to amend the Company's Certificate of Incorporation to effect a one-for-ten reverse stock split of the Company's Common Stock.

                FOR              AGAINST          ABSTAIN

4. Proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 65 million to 150 million (from 6.5 million to 15.0 million after the proposed reverse stock split).

                FOR              AGAINST          ABSTAIN


In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.


Dated: _____________________________________________________________ , 1999

___________________________________________________________________________

___________________________________________________________________________

Please sign your name above exactly as it appears on your stock certificate, date and return promptly. When signing on behalf of a corporation, partnership, estate, trust, or in any representative capacity, please sign name and title. For joint accounts, each joint owner must sign.


                          - FOLD AND DETACH HERE -